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                                     FORM OF
                             PARTICIPATION AGREEMENT

                                      AMONG

                              PUTNAM VARIABLE TRUST

                         PUTNAM RETAIL MANAGEMENT, L.P.

                                       AND

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

         THIS AGREEMENT, made and entered into as of this 30th day of April, 2001, among Lincoln Life & Annuity Company of New York (the "Company"), a New York corporation, on its own behalf and on behalf of each separate account of the Company set forth on Schedule A hereto, as such Schedule may be amended from time to time (each such account hereinafter referred to as the "Account"), PUTNAM VARIABLE TRUST (the "Trust"), a Massachusetts business trust, and PUTNAM RETAIL MANAGEMENT, L.P. (the "Underwriter"), a Massachusetts limited partnership.

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         NOW, THEREFORE, in consideration of the promises herein, the Company, the Trust and the Underwriter agree as follows:

                         ARTICLE 1. SALE OF TRUST SHARES

     1.1  The Underwriter agrees, subject to the Trust's rights under Section
1.2 and otherwise under this Agreement, to sell to the Company those Trust shares representing interests in Authorized Funds which each Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the shares of the Trust. For purposes of this Section 1.1, the Company shall be the designee of the Trust for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such order by 10:00 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Securities and Exchange Commission. The initial Authorized Funds are set forth in Schedule B, as such schedule is amended from time to time. The Trust will confirm receipt of each trade (ending share balance by account and fund) by 2:30 p.m. New York time on the day the trade is placed with the Trust (using a mutually agreed upon format).

     1.2 The Trust agrees to make its shares available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Trust shall use its best efforts to calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Trustees of the Trust (the "Trustees") may refuse to sell shares of any Fund to the Company or any other person, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction over the Trust or if the Trustees determine, in the exercise of their fiduciary responsibilities, that to do so would be in the best interests of shareholders.

     1.3 The Trust and the Underwriter agree that shares of the Trust will be sold only to Participating Insurance Companies and their separate accounts. No shares of any Fund will be sold to the general public.

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     1.4  The Trust shall redeem its shares in accordance with the terms of its then current prospectus. For purposes of this Section 1.4, the Company shall be the designee of the Trust for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 10:00 a.m., New York time, on the next following Business Day. Payment shall be made the same business day that the Trust receives notice of the order in federal funds initiated by wire no later than 2:30 p.m. New York time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business.

     1.5 The Company shall purchase and redeem the shares of Authorized Funds offered by the then current prospectus of the Trust in accordance with the provisions of such prospectus. Trust shall promptly notify Company of any changes to such provisions.

     1.6 The Company shall pay for Trust shares on the next Business Day after an order to purchase Trust shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds initiated by wire no later than 2:30 p.m. New York time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business.

     1.7 Issuance and transfer of the Trust's shares will be by book entry only. Share certificates will not be issued to the Company or any Account. Shares ordered from the Trust will be recorded as instructed by the Company to the Underwriter in an appropriate title for each Account or the appropriate sub-account of each Account.

     1.8 The Underwriter shall furnish prompt notice on or before ex-dividend date (using a mutually agreed upon format) to the Company of the declaration of any income, dividends or capital gain distributions payable on the Trust's shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on the Fund shares in additional shares of that Fund. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Underwriter shall notify the Company of the number of shares so issued as payment of such dividends and distributions. Each year the Underwriter will provide the Company with a dividend and capital gain payment schedule (using a mutually agreed upon format).

     1.9 The Underwriter shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practical after the Trust calculates its net asset value per share and each of the Trust and the Underwriter shall use its best efforts to make such net asset value per share available by 6:30 p.m. New York time (using a mutually agreed upon format). The Underwriter will notify Company when and if Underwriter does not communicate the net asset value per share by 6:30 pm New York time. The Trust shall indemnify the Company with respect to all costs, expenses and losses relating to pricing errors or delays in communication of net asset value as may be required to be corrected by law.

                   ARTICLE II. REPRESENTATIONS AND WARRANTIES

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             ARTICLE III. PROSPECTUSES AND PROXY STATEMENTS; VOTING

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                   ARTICLE IV. SALES MATERIAL AND INFORMATION

     4.1 Without limiting the scope or effect of Section 4.2 hereof, the Company shall furnish, or shall cause to be furnished, to the Underwriter each piece of sales literature or other promotional material (as defined hereafter) in which the Trust, its investment adviser or the Underwriter is named at

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least 15 days prior to its use. No such material shall be used if the
Underwriter objects to such use within five Business Days after receipt of such material.

     4.2 The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Trust shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in annual or semi-annual reports or proxy statements for the Trust, or in sales literature or other promotional material approved by the Trust or its designee or by the Underwriter, except with the written permission of the Trust or the Underwriter or the designee of either or as is required by law.

     4.3 The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material prepared by the Underwriter in which the Company and/or its separate account(s) is named at least 15 days prior to its use. No such material shall be used if the Company or its designee objects to such use within five Business Days after receipt of such material.

     4.4 Neither the Trust nor the Underwriter shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports for each Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the written permission of the Company or as is required by law.

     4.5 For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e. any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all registered representatives.

     4.6 The Underwriter will support onsite visits by Company no less frequently than biannually and visit the Company no less frequently than annually. The Trust or Underwriter will provide a signed compliance report as reasonably requested by the Company or its designee, on a quarterly basis to include but not limited to: 817 (h), subchapter M, and Prospectus guidelines. The Trust or Underwriter will provide State of California Bulletin 97-2 compliance certification upon reasonable request. The Trust or Underwriter will provide fund statistics and commentaries (as reasonably required by Company) in electronic format each calendar quarter, no later than the 17th of the month following quarter-end. The Underwriter will support the Company's marketing and due diligence efforts by granting reasonable requests for visits to the Underwriter's and its affiliates' offices by representatives of the Company.

                          ARTICLE V. FEES AND EXPENSES

     5.1 Except as provided in Article VI, the Trust and Underwriter shall pay no fee or other compensation to the Company under this agreement.

     5.2 All expenses incident to performance by the Trust under this Agreement shall be paid by the Trust. The Trust shall bear the expenses for the cost of registration and qualification of the Trust's shares, preparation and filing of the Trust's prospectus and registration statement, proxy materials and reports, setting the prospectus and shareholder reports in type, setting in type and printing

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the proxy materials, and the preparation of all statements and notices required by any federal or state law, in each case as may reasonably be necessary for the performance by it of its obligations under this Agreement.

     5.3 The Trust shall bear the expenses of printing and distributing the Trust's proxy materials to existing Contract owners. The Trust will bear the expense of printing its shareholder reports sent to existing Contract owners. The Company will pay the costs of distributing such reports.

     5.4 The Company shall bear the expenses of printing and distributing materials, including the Trust's prospectus, used in connection with the sales of the Contracts. The Company shall also bear the expenses of printing and distributing the Account's prospectus (including supplements) to existing Contract owners.

                            ARTICLE VI. SERVICE FEES

     6.1  So long as the Company complies with its obligations in this
Article VI, the Underwriter shall pay such Company a service fee (the "Service Fee") on shares of the Funds held in the Accounts at the annual rates specified in Schedule B, subject to Section 6.2 hereof. In this Article VI only, use of the term Company shall also include Company's designee. The Company represents and warrants that any Service Fees paid to the Company with respect to the Company's own retirement plans will be used in compliance with the Employee Retirement Income Security Act of 1974, as amended.

     6.2 The Company understands and agrees that all Service Fee payments are subject to the limitations contained in each Fund's Distribution Plan, which may be varied or discontinued at any time and hereby waives the right to receive such service fee payments with respect to the Fund if the Fund ceases to pay 12b-1 fees to the Underwriter.

     6.3  (a) The Company's failure to provide the services described in
Section 6.4 or otherwise comply with the terms of this Agreement will render it ineligible to receive Service Fees; and

          (b) the Underwriter may, without the consent of the Company, amend this Article VI to change the terms of the Service Fee payments with 90 days prior written notice to the Company.

     6.4 The Company will provide the following services to the Contract Owners purchasing Fund shares:

     (i) Maintaining regular contact with Contract owners and assisting in answering inquiries concerning the Funds;

     (ii) Assisting in printing and distributing shareholder reports and prospectuses provided by the Underwriter;

     (iii) Assisting the Underwriter and its affiliates in the establishment and maintenance of investor accounts and records;

     (iv) Assisting Contract owners in effecting administrative changes, such as exchanging shares in or out of the Funds;

     (v) Assisting in processing purchasing purchase and redemption transactions; and

     (vi) Providing any other information or services as the Contract owners or the Underwriter may reasonably request.

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     6.5  The Company's compliance with the service requirement set forth in this Agreement will be evaluated from time to time by monitoring redemption levels of Fund shares held in any Account and by such other methods as the Underwriter deems appropriate.

     6.6 The provisions of this Article VI shall remain in effect for not more than one year from the date hereof and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually by the Trustees in conformity with Rule 12b-1. This Article VI shall automatically terminate in the event of this Agreement' assignment (as defined by the 1940 Act). In addition, this Article VI may be terminated at any time, without the payment of any penalty, with respect to any Fund or the Trust as a whole by any party upon written notice delivered or mailed by registered mail, postage prepaid, to the other party, or , as provided in Rule 12b-1 under the 1940 Act by the Trustees or by the vote of the holders of the outstanding voting securities of any Fund.

     6.7 The Underwriter shall provide the Trustees of each of the Funds, and such Trustees shall review at least quarterly, a written report of the amounts paid to the Company under this Article VI and the purposes for which such expenditures were made.

     The Company will support the Underwriter's marketing efforts by granting reasonable requests for visits to the Company's offices by representatives of the Underwriter.

     6.8 For purposes of computing the payment to Company contemplated under this Section 6, the average aggregate net asset value of shares of the Trust held by the Accounts over a one-month period shall be computed by totaling each Account's aggregate investment (share net asset value multiplied by total number of shares held by each Account) on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment shall be calculated by Trust at the end of each calendar quarter and will be paid to the Company within thirty (30) calendar days thereafter. The payment will be accompanied by a statement showing the calculation of the quarterly amounts payable by Trust and such other supporting data as may be reasonably requested by Company. The Company reserves the right to audit the calculations made by Trust.

                          ARTICLE VII. DIVERSIFICATION

     7.1 The Trust and the Underwriter represent and warrant that the Trust will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts and any amendments or other modifications to such Section or Regulations. Trust will notify Company immediately upon failure to comply with the diversification requirements and take all steps necessary to remedy the failure.

                        ARTICLE VIII. POTENTIAL CONFLICTS

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                           ARTICLE IX. INDEMNIFICATION

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                            ARTICLE X. APPLICABLE LAW

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                             ARTICLE XI. TERMINATION

     11.1. This Agreement shall terminate:

     (a) at the option of any party upon six months advance written notice to the

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other parties; or

     (b) at the option of the Trust or the Underwriter in the event that formal administrative proceedings are instituted against the Company by the NASD, the Securities and Exchange Commission, any State Insurance Commissioner or any other regulatory body regarding the Company's duties under this Agreement or related to the sales of the Contracts, with respect to the operation of any Account, or the purchase of the Trust shares, provided, however, that the Trust or the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

     (c) at the option of the Company in the event that formal administrative proceedings are instituted against the Trust or Underwriter by the NASD, the Securities and Exchange Commission, or any state securities or insurance department or any other regulatory body regarding the Trust's or Underwriter's duties under this Agreement or with respect to the operation of any Trust, or the sale of shares of the Trust to the Company, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Trust or Underwriter to perform its obligations under this Agreement; or

     (d) with respect to any Account, upon requisite vote of the Contract owners having an interest in such Account (or any subaccount) to substitute the shares of another investment company for the corresponding Fund shares of the Trust in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment media. The Company will give 30 days' prior written notice to the Trust of the date of any proposed vote to replace the Trust's shares; or

     (e) with respect to any Authorized Fund, upon 90 days advance written notice from the Underwriter to the Company, upon a decision by the Underwriter to cease offering shares of the Fund for sale; or

     (f) at the option of the Company in the event that the Trust fails to maintain its status as a Registered Investment Company or fails to comply with Section 817(h) of the Code.

     11.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 11.1 (a) may be exercised for any reason or for no reason.

     11.3 No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties to this Agreement of its intent to terminate, which notice shall set forth the basis for such termination. Such prior written notice shall be given in advance of the effective date of termination as required by this Article XI.

     11.4  Notwithstanding any termination of this Agreement, subject to
Section 1.2 of this Agreement, the Trust and the Underwriter shall, at the option of the Company, continue to make available additional shares of the Trust pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, subject to Section 1.2 of this Agreement, the owners of the Existing Contracts shall be permitted to reallocate investments in the Trust, redeem investments in the Trust and/or invest in the Trust upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 11.4 shall not apply to any termination under Article VIII and the effect of such Article VIII termination shall be governed by Article VIII of this Agreement.

     11.5 The Company shall not redeem Trust shares attributable to the Contracts (as opposed to Trust shares attributable to the Company's assets held in either Account) except (i) as necessary to implement Contract owner initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally required Redemption"). Upon request, the Company will promptly furnish to the Trust and the

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Underwriter an opinion of counsel for the Company, reasonably satisfactory to the Trust, to the effect that any redemnification pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, subject to Section 1.2 of this Agreement, the Company shall not prevent Contract owners from allocating payments to an Authorized Fund that was otherwise available under the Contracts without first giving the Trust or the Underwriter 45 days notice of its intention to do.

                              ARTICLE XII. NOTICES

     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

         One Post Office Square
         Boston, MA 02109
         Attention: John R. Verani

If to the Underwriter:

         One Post Office Square
         Boston, MA 02109
         Attention: General Counsel

If to the Company:

         Lincoln Life & Annuity Company of New York
         1300 South Clinton Street
         Fort Wayne, IN 46802
         Attn: Steven M. Kluever

                           ARTICLE XIII. MISCELLANEOUS

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

                                      Lincoln Life & Annuity Company of New York
                                      By its authorized officer,



                                      -----------------------------------------
                                      Name:  Steven M. Kluever
                                      Title: Second Vice President



                                      PUTNAM VARIABLE TRUST
                                      By its authorized officer,



                                      -----------------------------------------
                                      Name:  John Verani
                                      Title: Vice President



                                      PUTNAM RETAIL MANAGEMENT, L.P.
                                      By its authorized officer,



                                      -----------------------------------------
                                      Name:  Eric Levy
                                      Title: Senior Vice President


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                                   SCHEDULE A
          LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK SEPARATE ACCOUNTS

SEPARATE ACCOUNT NAME              DATE ESTABLISHED            FUNDS USED                       CONTRACT NAME
Lincoln Life & Annuity Variable    July 24, 1996               Growth and Income - Class IB     Lincoln Life Group Variable
Annuity Account L                                                                               Annuity
                                                               Health Sciences - Class IB

Lincoln New York Separate          March 11, 1999              Growth and Income - Class IB     Lincoln ChoicePlus II
Account N for Variable Annuities
                                                               Health Sciences - Class IB       Lincoln ChoicePlus Access II

Lincoln Life & Annuity Flexible    November 24, 1997           Growth and Income - Class IB     Lincoln Variable Universal Life
Premium Variable Life Account M                                                                 (CV) and (CV2)
                                                               Health Sciences - Class IB
                                                                                                Lincoln Variable Universal Life
                                                                                                (DB) and (DB2)

                                                                                                Lincoln Variable Universal Life
                                                                                                MoneyGuard

LLANY Separate Account R for       January 29, 1998            Growth and Income - Class IB     Lincoln Survivor Variable
Flexible Premium Variable Life                                                                  Universal Life
                                                               Health Sciences - Class IB
                                                                                                Lincoln Survivor Variable
                                                                                                Universal Life II

LLANY Separate Account S for       March 2, 1999               Growth and Income - Class IB     Lincoln Corporate-owned Variable
Flexible Premium Variable Life                                                                  Universal Life Series III
                                                               Health Sciences - Class IB


                                   SCHEDULE B

                     SERVICE FEE PAYMENTS ON CLASS IB SHARES

FUND                                                             RATE
Putnam VT Health Sciences Fund                                   0.25% per annum
Putnam VT Growth & Income Fund                                   0.25% per annum